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                                                                  EXHIBIT (99)-1

                              FOR IMMEDIATE RELEASE

             THE BANC CORPORATION SIGNS LETTER OF INTENT TO ACQUIRE
                  CITIZENS FEDERAL SAVINGS BANK OF PORT ST. JOE


FOR MORE INFORMATION CONTACT:

THE BANC CORPORATION - JAMES A. TAYLOR, JR., PRESIDENT AND COO, PHONE (205) 327-3502; FAX (205) 327-3479

         BIRMINGHAM, ALABAMA; AUGUST 9, 2001: The Banc Corporation (NASDAQ-NMS:
TBNC) announced today that it is has entered into a letter of intent to acquire CF Bancshares, Inc., a thrift holding company headquartered in Port St. Joe, Florida, together with its subsidiary Citizens Federal Savings Bank of Port St. Joe with offices in Port St. Joe, Apalachicola and Mexico Beach. As of June 30, CF Bancshares, Inc., on a consolidated basis, had total assets of approximately $105 million, deposits of approximately $80 million and stockholders' equity of approximately $8.1 million. Pursuant to the letter of intent, the shareholders of CF Bancshares, Inc. can elect to receive cash or stock of The Banc Corporation for their shares of CF Bancshares, Inc. The transaction with CF Bancshares is subject to the execution of a definitive agreement and regulatory and CF Bancshares shareholder approval.

         The Banc Corporation, through its subsidiary, The Bank, already has seven offices in the panhandle of Florida with three more branches scheduled to open in the fall. The Bank's Emerald Coast Bank division currently has offices in Panama City Beach, Destin, Seagrove and Bay Point. The new offices will be in Panama City, Destin and Santa Rosa Beach. The Bank's C&L Division

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has offices in Bristol, Blountstown and Altha. The Banc Corporation will have over $400 million in assets throughout the panhandle of Florida when the transaction is complete.

         James A. Taylor, Chairman of the Board and Chief Executive Officer of The Banc Corporation, said "The panhandle is one of the fastest growing areas in the state of Florida and certainly the most exciting. The addition of the Port St. Joe, Apalachicola and Mexico Beach offices to our existing Florida franchise would give us a dominant presence in these areas and allow us to tap into a market that provides tremendous growth potential as well as a solid earnings base. We are also very pleased that Greg Johnson and the entire board of directors have agreed to remain with the organization after the merger."

         Greg Johnson, President and Chief Executive Officer of Citizens Federal Savings Bank, stated "The Banc Corporation has made a commitment to the Florida market. The Banc Corporation and its management have a great deal of experience in operating community banks, and our customers and employees will see very little change. We are also pleased that The Banc Corporation shares our expansion philosophy as we begin construction of our newest office in Carrabelle. That branch should open during the first quarter of 2002."

         The merger is expected to close during the fourth quarter of 2001. Upon completion of the merger, The Banc Corporation will have total assets of approximately $1.3 billion and 34 banking offices located throughout Alabama and the Florida panhandle. The merger is expected to be accretive to both earnings and book value of The Banc Corporation this year.

         Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other

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statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."